Exhibit (E)(16)

GUARANTY

     THIS GUARANTY is made this 22nd day of December 2003, by VICTOR ZACCAGLIN, Trustee of the Victor and Hannah Zaccaglin Trust dated March 20, 1992, (the “Guarantor”), with reference to the following:

     A.       The Curci-Turner Company, LLC, a California Limited Liability Company, (“Lender”), has loaned to Calprop Corporation, a California corporation (“Borrower”), the principal sum of $2,391,145) on the terms and conditions described in a Note dated December 3, 1998, as amended (the “Note”).

     B.       Concurrently with the date hereof, Lender has agreed to loan an additional $1,900,000, and Lender and Borrower have agreed to amend the Note to increase the outstanding principal balance to $4,291,145.

     C.       The issuance of this Guaranty by the Guarantor is a material inducement for Lender to extend the additional funds to Borrower and to amend the Note as described in paragraph B above.

     D.       The Guarantor will be directly benefited by the funds loaned to Borrower on the Note and therefore desires to give the Guaranty set forth hereinafter in order to induce Lender to loan the additional funds to Borrower and to amend the Note.

     NOW, THEREFORE, in consideration of the promises and for the purpose of inducing the Lender to loan additional funds to Borrower and amend the Note as hereinabove described, the Guarantor:

     1.       Unconditionally and absolutely guarantees to Lender the due and punctual payment of the principal balance of the Note (which at the date hereof is $4,291,145), the interest thereon and any other monies due to which may become due thereon and the due and punctual performance and observance by the Borrower of all the other terms, covenants and conditions of the Note.

     2.       Waives diligence, presentment, protest, notice of dishonor, demand for payment, extension of time of payments, and indulgences and notices of every kind, and consents to any and all forbearances and extensions of time of payment of amounts due under the Note, and to all changes or any other documents evidencing or securing payment of the Note hereafter made or granted, and to any substitutions, exchanges, or releases of all or any part of the collateral therefore, it being the intention hereof that the Guarantor shall remain liable, as principal, to and until the unpaid principal amount of the Note, with interest thereon and any other sums due or to become due thereon shall have been fully paid to Lender.

     3.       Waives the benefit of any statute of limitations affecting his liability hereunder or enforcement thereof, and this Guaranty and Guarantor’s obligations hereunder shall survive termination of Borrower’s obligations under the Note.

     4.       Agrees that the Guarantor shall have no right of subrogation whatsoever with respect to amounts payable or to become payable to Lender under the Note until the Lender shall have received payment in full of all sums at any time due by Borrower to Lender under the Note and Borrower has fully and faithfully performed all of its obligations and duties to Lender under the Note.

     5.       Agrees that this Guaranty may be enforced by the Lender without first resorting to or exhausting any other remedies, security or collateral, provided, however, that nothing herein contained shall prevent the Lender from suing on the Note or from exercising any other rights thereunder.

     6.       Agrees that this Guaranty shall be a continuing Guaranty, and shall not be discharged, impaired or affected by: (i) the extension or continuance of any obligation on the part of the Borrower on or with respect to the Note; (ii) the power or authority or lack of power or authority of the Borrower to execute the Note, (iii) the validity or invalidity of the Note; (iv) the existence or non-existence of Lender as a legal entity; (v) any sale, pledge, surrender, alteration, substitution, exchange, modification or other disposition of any of the indebtedness hereby guaranteed, all of which the Lender is expressly authorized to make from time to time; (vi) the acceptance by Lender of any, all or part of the indebtedness evidenced by the Note, or any failure, neglect or omission on the part of Lender to realize on or protect any of the indebtedness evidenced by the Note; (vii) the failure by Lender or anyone acting on behalf of Lender to perfect any lien or security interest upon any collateral given at any time to secure the payment of the Note.

     7.       Agrees that this Guaranty shall remain and continue in full force and effect notwithstanding, and shall not be modified or discharged as a result of, the institution by or against the Borrower of bankruptcy, or insolvency proceedings of any nature; and if Borrower shall be adjudicated a bankrupt or insolvent or shall make an assignment for the benefit of creditors, Guarantor shall, at the option of Lender, become unconditionally liable to pay immediately to Lender the aggregate amount of all monies due or to become due and payable to Lender under the Note as though all such amounts have become past due.

     8.       Agrees that nothing in this Guaranty shall be construed to relieve, modify or alter any of the covenants, obligations, duties, representations or warranties of Borrower under or in connection with the Note, nor shall performance by Guarantor of its obligations hereunder relieve Borrower of any obligation or liability to Lender except to the extent that such liability has been fully satisfied by Guarantor hereunder.

     9.       Agrees that during the term of this Agreement, the Guarantor will not take any action, or omit to take any action, that would interfere with the faithful and timely performance of its obligations, or representations or warranties under or in connection with the Note.

     10.       Represents and warrants that:

          A.       The Note has been duly authorized and executed by the Borrower, is in full force and effect and is a valid and binding obligation of the Borrower enforceable in accordance with their respective terms;

          B.       Victor Zaccaglin is the Trustee of Guarantor and is duly authorized by Guarantor to execute this Guaranty;

          C.       This Guaranty has been executed by the Guarantor and is in full force and affect and is a valid and binding obligation of the Guarantor enforceable in accordance with its terms;

          D.       The Trust is duly formed, existing and that the provisions in the Trust designating Victor Zaccaglin as Trustee are still in full force and effect and have not been amended, revoked or modified in any manner.

     11.       Agrees that this Guaranty shall be binding upon and inure to the benefit of the respective heirs, successors, representatives and assigns of the Guarantor.

     12.       Agrees that Lender may assign its interest and rights hereunder without the consent of Guarantor.

     13.       Agrees that in the event this Guaranty is placed in the hands of an attorney for enforcement, the Guarantor will reimburse the Lender for all expenses incurred, including reasonable attorney’s fees.

     14.       Agrees that this Guaranty shall be governed by and construed in accordance with the laws of the State of California, and hereby designates Borrower as its agent for service of process, and agrees that Borrower need not be joined as a part of any action brought by Lender hereunder.

     15.       Agrees that this Guaranty shall become effective upon the date of Guarantor’s execution hereof and, shall continue in full force and effect until such time as all of the obligations, representations and warranties of Borrower under or in connection with the Note have been fully performed or satisfied by Borrower or by Guarantor pursuant hereto.

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     IN WITNESS WHEREFORE, the undersigned has executed this Guaranty the date set forth above.

Victor and Hannah Zaccaglin Trust Dated March 20, 1992
By:	/s/Victor Zaccaglin
Victor Zaccaglin, Trustee

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